UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 11, 2020

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas		75231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +214-445-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	KOS	New York Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On February 11, 2020, Kosmos Energy Mauritania and Kosmos Energy Investments Senegal Limited (affiliates of Kosmos Energy Ltd.), BP Mauritania Investments Limited and BP Senegal Investments Limited (affiliates of BP plc), La Société Mauritanienne Des Hydrocarbures et de Patrimoine Minier (the National Oil Company of Mauritania) and La Société Des Pétroles du Sénégal (the National Oil Company of Senegal), collectively (the “Seller Group”) and BP Gas Marketing Limited (the “Buyer”) signed an LNG Sale and Purchase Agreement (the “SPA”).

Pursuant to the terms of the SPA and subject to the more detailed provisions and conditions set forth therein:

•	Annual Contract Quantity: The Seller Group will sell and make available for delivery from the Greater Tortue/Ahmeyim Field located offshore Mauritania and Senegal, and the Buyer will take and pay for, or pay for if not taken, cargoes of liquefied natural gas (“LNG”) with an annual contract quantity of 127,951,000 MMBTU (the “ACQ”) (equivalent to approximately 2.45 million tonnes per annum). The ACQ is subject to limited downward adjustment by the Seller Group.

•	LNG Production and Transportation: The Buyer will lift LNG cargoes free on board (FOB) from a loading terminal adjacent to the floating LNG production facilities.

•	Sales Price: The Buyer will pay the Seller Group a price for LNG set as a percentage of a crude oil price benchmark for the ACQ volumes (the “ACQ Sales Price”). Cargos will be invoiced and paid for cargo-by-cargo. For LNG quantities delivered during the commissioning period and for LNG quantities delivered annually in excess of the ACQ, the Buyer will pay a price equal to the lower of the ACQ Sales Price or a percentage of a gas index price with a fixed deduction for transportation and other costs.

•	Term: The SPA has a ten-year term that commences on the “Commercial Operations Date”, which occurs after completion of certain LNG project facilities’ performance tests. The SPA allows for the Seller Group to extend the SPA term for up to an additional ten years.

•	Take or Pay and Make-Up: The Buyer is subject to a cargo-by-cargo take or pay commitment with make-up rights.

•	Seller Group’s Failure to Deliver: If the Seller Group fails to make available all or part of a cargo (except as a result of force majeure (as defined within the SPA) or due to the fault of the Buyer), the Seller Group shall pay an amount equal to the difference between the scheduled cargo quantity and the quantity actually taken, multiplied by a defined percentage of the applicable sales price.

•	Termination Rights: Customary default-based suspension and termination rights apply to each of the Seller Group and the Buyer under the SPA.

The foregoing description of the SPA is not complete and is qualified in its entirety by reference to the text of the SPA, a copy of which will be filed as an exhibit to Kosmos Energy Ltd.’s Annual Report on Form 10-K later this year.

Item 8.01 Other Events

A copy of the press release relating to the SPA is filed as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated February 12, 2020 announcing entry into the SPA
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       February 18, 2020

KOSMOS ENERGY LTD.

By:	/s/ Jason E. Doughty
Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary